Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Blackstone Mortgage Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock	Other	10,400,000	$26.61	$276,744,000	$92.70 per $1,000,000	$25,654.17
Total Offering Amounts					$276,744,000		$25,654.17
Total Fee Offsets							—
Net Fee Due							$25,654.17

(1)

Covers shares of Class A common stock, par value $0.01 per share, of Blackstone Mortgage Trust, Inc. (“Common Stock”) issuable under the Blackstone Mortgage Trust, Inc. Stock Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or other similar transactions.

(2)

Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low price per share of Common Stock as reported by The New York Stock Exchange on June 16, 2022.